EXHIBIT 99.1

Cohesant Technologies Announces Semi-Annual Dividend

    INDIANAPOLIS--(BUSINESS WIRE)--May 4, 2005--Cohesant Technologies Inc. (Nasdaq:COHT) today announced that its Board of Directors approved a semi-annual dividend payment of $0.135 which will be paid on May 27, 2005 to shareholders of record on May 18, 2005. This amount represents a 4% increase over semi-annual dividend payments made in 2004.
    Cohesant Technologies Inc., based in Indianapolis, Indiana, designs, develops, and manufactures specialized dispense equipment and specialty coating products through its two subsidiaries: GlasCraft, Inc. and Raven Lining Systems, Inc. GlasCraft and, to a limited extent, Raven Lining Systems, manufactures dispensing equipment for applying plural component materials such as polyesters, polyurethanes, polyureas, and epoxies. Raven Lining Systems, Inc., manufacturers and sells the Raven and AquataPoxy line of high-performance coating systems. These systems provide corrosion protection and structural renewal when coating and rehabilitating all types of infrastructure in water, wastewater and industrial markets.
    Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural component dispensing systems and a reduction in growth of markets for the Company's epoxy coating systems.

    CONTACT: Cohesant Technologies Inc.
             Morris H. Wheeler, 317-871-7611